Filed Pursuant to Rule 424(b)(5)
Registration No. 333-226054

Prospectus Supplement

(To Prospectus dated July 2, 2018)

Century Communities, Inc.

Up to $100,000,000 maximum aggregate offering price

of

Common Stock

We have entered into a Distribution Agreement (which we refer to as the “Distribution Agreement”) with J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Citigroup Global Markets Inc. (which we refer to collectively as the “Sales Agents,” and individually as a “Sales Agent”), relating to our common stock, par value $0.01 per share.

Under the Distribution Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $100,000,000 from time to time through any of the Sales Agents, as our sales agent. Sales of our common stock, if any, under this prospectus supplement and the accompanying prospectus may be made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices that are deemed to be an “at the market offering” as defined in Rule 415(a)(4) under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), or by means as otherwise agreed by us and a Sales Agent.

Under the Distribution Agreement, we may also sell shares of common stock to a Sales Agent, as principal for its own account, at a price to be agreed upon at the time of sale. If we sell shares to a Sales Agent as principal, we will enter into a separate terms agreement with such Sales Agent, and we will describe the agreement in a separate prospectus supplement or pricing supplement.

Each Sales Agent will receive from us a commission of 2% of the gross sales price per share for any shares of our common stock sold through such Sales Agent under the Distribution Agreement. Subject to the terms and conditions of the Distribution Agreement, each Sales Agent will use its commercially reasonable efforts to sell on our behalf any shares of our common stock to be designated by us under the Distribution Agreement.

Our common stock is listed for trading on the New York Stock Exchange under the ticker symbol “CCS.” The last reported sale price of our common stock on the New York Stock Exchange on July 2, 2018 was $31.35 per share.

Investing in our common stock involves risks. Before investing in our common stock, you should carefully consider the information under “Risk Factors” beginning on page S-5 of this prospectus supplement and on page 2 of the accompanying prospectus, and under similar sections contained in our annual and quarterly reports filed with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, which are incorporated by reference into this prospectus supplement and the accompanying prospectus.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

J.P. Morgan	BofA Merrill Lynch	Citigroup

The date of this prospectus supplement is July 3, 2018.

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About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”), using a “shelf” registration process. Under this process, we may, from time to time, offer and sell any combination of our securities described in the accompanying prospectus in one or more offerings. We are providing information to you about this offering of our common stock in two parts. The first part is this prospectus supplement, which provides you with specific information regarding the terms of this offering and our common stock, and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information, some of which does not apply to our common stock.

This prospectus supplement adds to, updates, and changes information contained in the accompanying prospectus and the information incorporated by reference therein with respect to this offering of our common stock. To the extent that any information in this prospectus supplement is inconsistent with the information in the accompanying prospectus or any information incorporated by reference therein, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date, the statement in the document having the later date modifies or supersedes the earlier statement.

You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described under “Information Incorporated by Reference” and “Where You Can Find More Information” in this prospectus supplement, in their entireties, before you decide to invest in our common stock.

Neither we nor the Sales Agents have authorized any other party to provide you with different information other than the information contained in, or incorporated by reference into, this prospectus supplement, the accompanying prospectus, or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Sales Agents are making an offer to sell our common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and any such free writing prospectus is accurate only as of the date on its respective cover, and that the information contained in any document incorporated by reference herein and therein is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus supplement, unless the context otherwise requires or indicates, references to the “Company,” “we,” “our,” “us,” and similar expressions, refer to Century Communities, Inc. and its subsidiaries and affiliates, including our predecessor Century Communities Colorado, LLC.

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Cautionary note concerning forward-looking statements

Various statements contained in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “may,” “will,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “project,” “expect,” “intend,” anticipate,” “potential,” “goal” or other words that convey the uncertainty of future events or outcomes. You can also identify forward-looking statements by discussions of strategy, plans or intentions. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements:

•	economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation;

•	a downturn in the homebuilding industry, including a decline in real estate values or market conditions resulting in impairment of our assets;

•	changes in assumptions used to make industry forecasts;

•	continued volatility and uncertainty in the credit markets and broader financial markets;

•	our future operating results and financial condition;

•	our business operations;

•	changes in our business and investment strategy;

•	availability of land to acquire, and our ability to acquire such land on favorable terms or at all;

•	availability, terms and deployment of capital;

•	availability of mortgage financing or an increase in the number of foreclosures in the market;

•	shortages of or increased prices for labor, land or raw materials used in housing construction;

•	delays in land development or home construction resulting from adverse weather conditions or other events outside our control;

•	impact of construction defect, product liability, and/or home warranty claims, including the adequacy of accruals and the applicability and sufficiency of our insurance coverage;

•	changes in, or the failure or inability to comply with, governmental laws and regulations;

•	the timing of receipt of regulatory approvals and the opening of projects;

•	the degree and nature of our competition;

•	our leverage and debt service obligations;

•	our ability to successfully integrate the acquired businesses and realize projected cost savings and other benefits from our merger transaction with UCP, Inc.;

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•	availability of qualified personnel and our ability to retain our key personnel; and

•	changes in United States generally accepted accounting principles.

Other risks, uncertainties and factors, including those described under “Risk Factors” in this prospectus supplement beginning on page S-5, in the accompanying prospectus beginning on page 2, and in our most recent Annual Report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the SEC, could cause our actual results to differ materially and in an adverse manner from those projected in any forward-looking statements we make.

The forward-looking statements in this prospectus supplement and the accompanying prospectus speak only as of the respective dates they were made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect us, and, except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Prospectus supplement summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus, but it does not contain all of the information that you may consider important before making a decision to invest in our common stock. Therefore, before making an investment decision, you should read carefully this entire prospectus supplement and the accompanying prospectus, and the information incorporated by reference herein and therein, including the risks set forth under “Risk Factors” in this prospectus supplement and the accompanying prospectus, and the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the SEC. This summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Company

We are engaged in the development, design, construction, marketing and sale of single-family attached and detached homes in metropolitan areas in the States of Alabama, California, Colorado, Florida, Georgia, Nevada, North Carolina, South Carolina, Tennessee, Texas, Utah, and Washington. In many of our projects, in addition to building homes, we are responsible for the entitlement and development of the underlying land. Our homebuilding operations are organized into the following four reportable operating segments based on the geographic markets in which we operate: West, Mountain, Texas, and Southeast. Additionally, our indirect wholly-owned subsidiaries, Inspire Home Loans Inc. and Parkway Title, LLC, which provide mortgage services and title services, respectively, to our home buyers, have been identified as our Financial Services segment.

We build and sell an extensive range of home types across a variety of price points. Our emphasis is on acquiring well-located land positions and offering quality homes. The core of our business plan is to acquire and develop land strategically, based on our understanding of population growth patterns, entitlement restrictions and infrastructure development. We focus on locations within our markets with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and demographics and increasing populations. We believe these conditions create strong demand for new housing, and these locations represent what we believe to be attractive opportunities for long-term growth. We also seek assets that have desirable characteristics, such as good access to major job centers, schools, shopping, recreation and transportation facilities, and we strive to offer a broad spectrum of product types in these locations. Location, product, and customer service are key components of the connection we seek to establish with each individual homebuyer. Our construction expertise across an extensive product offering allows us flexibility to pursue a wide array of land acquisition opportunities and appeal to a broad range of potential homebuyers, from entry-level to first- and second-time move-up buyers and lifestyle homebuyers. Additionally, we believe our diversified product strategy enables us to adapt quickly to changing market conditions and to optimize returns while strategically reducing portfolio risk.

For a further description of our business, financial condition, results of operations and other important information regarding us, please see our filings with the SEC incorporated by reference in this prospectus supplement and the accompanying prospectus. For instructions on how to find copies of the filings incorporated by reference in this prospectus supplement and the accompanying prospectus, please see “Information Incorporated by Reference” and “Where You Can Find More Information” in this prospectus supplement.

Corporate information

Our predecessor entity was formed as a Colorado limited liability company in August 2002, and we converted into a Delaware corporation pursuant to the General Corporation Law of the State of Delaware on April 30, 2013. In June 2014, we completed the initial public offering of our common stock.

Our common stock is listed for trading on the New York Stock Exchange under the ticker symbol “CCS.”

Our principal executive offices are located at 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111. Our main telephone number is (303) 770-8300. Our internet website is www.centurycommunities.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus supplement.

The offering

The following is a brief summary of the principal terms of this offering. For a more complete description of the terms of our common stock, see “Description of Common Stock” in this prospectus supplement and “Description of Capital Stock” in the accompanying prospectus.

As used in this section of the prospectus, the terms “we,” “us” and “our” and similar expressions refer only to Century Communities, Inc. and not to its subsidiaries or affiliates unless otherwise stated or the context otherwise requires.

Issuer	Century Communities, Inc.

Common stock offered	Up to $100,000,000 aggregate offering price of our common stock, par value $0.01 per share.

Commercially reasonable efforts	No Sales Agent is required to sell any specific number or dollar amount of our common stock, but each Sales Agent has agreed to make all sales using commercially reasonable efforts consistent with such Sales Agent’s normal trading and sales practices. See “Plan of distribution (conflicts of interest)” in this prospectus supplement.

Use of proceeds	We intend to use the net proceeds we receive from this offering of our common stock for general corporate purposes, which may include the acquisition and development of land, home construction and other related purposes, additions to working capital, capital expenditures, repayment of debt, and investments or stock repurchases. See “Use of proceeds” in this prospectus supplement.

Conflicts of interest	We may use 5% or more of the net proceeds from the sale of our common stock to repay indebtedness under the revolving line of credit we have with Texas Capital Bank, National Association, as Administrative Agent and L/C Issuer, and the lenders from time to time party thereto (which we refer to as our “Revolving Credit Facility”), under which affiliates of each Sales Agent are lenders. Accordingly, this offering is being made in compliance with the requirements of Financial Industry Regulatory Authority (which we refer to as “FINRA”) Rule 5121. See “Plan of distribution (conflicts of interest)” in this prospectus supplement.

Risk factors	Investing in our common stock involves risks. Please see “Risk factors” beginning on page S-5 of this prospectus supplement and on page 2 of the accompanying prospectus, and the discussion of risk factors contained in our annual and quarterly reports filed with the SEC under the Exchange Act, which are incorporated by reference into this prospectus supplement and the accompanying prospectus, to read about certain factors you should carefully consider before investing in our common stock.

Transfer agent and registrar	The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

Listing	Our common stock is listed for trading on the New York Stock Exchange under the ticker symbol “CCS.”

Risk factors

Investing in our common stock offered pursuant to this prospectus supplement and the accompanying prospectus involves risks. Before acquiring any of our common stock, you should carefully consider and evaluate all of the risks and uncertainties described below, together with all other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risk factors incorporated by reference herein from our most recent Annual Report on Form 10-K, as updated by our subsequent quarterly reports on Form 10-Q and other filings we make with the SEC. It is possible that our business, financial condition, results of operations, or prospects could be materially adversely affected by any of these risks. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. The occurrence of any of these risks may cause you to lose all or part of your investment in our common stock.

Risks related to this offering and ownership of our common stock

Future sales of our common stock, other securities convertible into our common stock or preferred stock could cause the market value of our common stock to decline and could result in dilution of your shares.

We may issue up to $100,000,000 of our common stock as part of the offering contemplated by this prospectus supplement. In addition, our board of directors is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the creation and issuance of preferred stock, other debt securities convertible into common stock, options, warrants and other rights, on terms and for consideration as our board of directors in its sole discretion may determine. Sales of substantial amounts of our common stock or of preferred stock could cause the market price of our common stock to decrease significantly. We cannot predict the effect, if any, of future sales of our common stock, or the availability of our common stock for future sales, on the value of our common stock. Sales of substantial amounts of our common stock by Dale or Robert Francescon or another large stockholder, or the perception that such sales could occur, may adversely affect the market price of our common stock.

We have broad discretion to use the proceeds from this offering, and our investment of those proceeds may not yield a favorable return.

Our management has broad discretion to use the proceeds from this offering in ways with which you may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns. This could harm our business and could cause the market value of our common stock to decline.

Use of proceeds

We intend to use the net proceeds we receive from the sale of shares of our common stock pursuant to the Distribution Agreement for general corporate purposes, which may include, the acquisition and development of land, home construction and other related purposes, additions to working capital, capital expenditures, repayment of debt, and investments or stock repurchases.

We may use 5% or more of the net proceeds from the sale of shares of our common stock to repay indebtedness under our Revolving Credit Facility, under which affiliates of each Sales Agent are lenders. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121 of FINRA’s conduct rules. In accordance with FINRA Rule 5121, if any Sales Agent or its respective affiliate receives 5% or more of the net proceeds from this offering, such Sales Agent will not sell our common stock to a discretionary account without receiving the written approval from the account holder.

Price range of common stock and dividend policy

Our common stock is listed for trading on the New York Stock Exchange under the ticker symbol “CCS.” The following table shows the high and low intra-day per share sales prices for our common stock as reported on the New York Stock Exchange during the periods indicated.

	High	Low
Fiscal year 2016
First quarter	$17.44	$13.11
Second quarter	18.95	15.83
Third quarter	21.62	16.81
Fourth quarter	21.85	18.45

Fiscal year 2017
First quarter	$25.60	$20.30
Second quarter	28.05	24.20
Third quarter	26.40	21.90
Fourth quarter	31.90	24.78

Fiscal Year 2018
First quarter	$36.00	$27.65
Second quarter	35.50	28.36

On July 2, 2018, the last reported sale price of our common stock on the New York Stock Exchange was $31.35 per share. As of June 30, 2018, there were 30,119,259 shares of our common stock issued and outstanding, and there were 57 registered holders of record of our common stock. The actual number of our stockholders is greater than this number of record holders, and may include stockholders whose shares may be held in trust by other entities, and stockholders who are beneficial owners, but whose shares are held in street name by brokers and other nominees.

We have never declared or paid any cash dividends on our common stock. We currently retain our future earnings, if any, to finance the development and expansion of our business. The determination to pay dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, restrictions contained in any financing instruments, and such other factors as our board of directors deems relevant in its discretion.

Description of common stock

The following is a general description of certain terms and provisions of our common stock. This summary does not purport to be complete, and is qualified in its entirety by reference to our charter and our bylaws, copies of which are exhibits to the registration statement of which the accompanying prospectus is a part. Please also see “Description of Capital Stock” in the accompanying prospectus for additional information regarding our Company and our common stock.

General

Voting.  Each holder of our common stock is entitled to one vote per each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights. Subject to applicable law and the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock shall be entitled to vote on all matters on which stockholders generally are entitled to vote.

Dividends.  Subject to the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose.

Liquidation, dissolution, or winding up.  If there is a liquidation, dissolution or winding up of the Company, subject to the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock would be entitled to ratable distribution of our assets remaining after the payment in full of our liabilities.

Other rights.  Under the terms of our charter, the holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All currently outstanding shares of our common stock are fully paid and non-assessable. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Authorized but unissued shares

Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions, and as employee compensation. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer agent and registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

National securities exchange

Our common stock is listed for trading on the New York Stock Exchange under the ticker symbol “CCS.”

Certain material U.S. federal income tax considerations

The following is a summary of certain material United States federal income tax consequences to you of the acquisition, ownership and disposition of shares of our common stock offered in this offering. This discussion is not a complete analysis of all of the potential United States federal income tax consequences relating thereto, and, except as otherwise specifically provided herein, it does not address any estate and gift tax consequences or any tax consequences arising under any state, local or foreign tax laws, or any other United States federal tax laws. This discussion is based on the Internal Revenue Code of 1986, as amended (which we refer to as the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the Internal Revenue Service (which we refer to as the “IRS”), all as in effect as of the date of this prospectus supplement. These authorities may change, possibly retroactively, resulting in United States federal income tax consequences different from those discussed below. No ruling has been or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the acquisition, ownership or disposition of the shares of our common stock, or that any such contrary position would not be sustained by a court.

This discussion is limited to holders who purchase shares of our common stock in this offering and who hold the shares of our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion also does not consider any specific facts or circumstances that may be relevant to holders subject to special rules under the United States federal income tax laws, including, without limitation:

•	financial institutions, banks and thrifts;

•	insurance companies;

•	tax-exempt organizations;

•	“S” corporations, partnerships or other pass-through entities;

•	traders in securities that elect to mark to market;

•	regulated investment companies and real estate investment trusts;

•	broker-dealers or dealers in securities or currencies;

•	United States expatriates;

•	persons subject to the alternative minimum tax;

•	persons holding our stock as a hedge against currency risks or as a position in a straddle; or

•	U.S. holders (as defined below) whose functional currency is not the United States dollar.

If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds shares of our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership, and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the specific United States federal income tax consequences to them.

PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THEM OF ACQUIRING, OWNING AND DISPOSING OF SHARES OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, LOCAL OR FOREIGN TAX LAWS AND ANY OTHER UNITED STATES FEDERAL TAX LAWS.

For purposes of this discussion, a “U.S. holder” is any beneficial owner of shares of our common stock who, for United States federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) that is created or organized in or under the laws of the United States or of any state or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or if the trust has a valid election in place to be treated as a United States person.

A “non-U.S. holder” is any beneficial owner of our common stock that is neither a “U.S. holder” nor an entity treated as a partnership for United States federal income tax purposes.

Taxation of U.S. holders

Distributions on shares of our common stock.  If we make cash or other property distributions on shares of our common stock, such distributions generally will constitute dividends for United States federal income tax purposes to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Subject to certain limitations, these distributions may be eligible for the dividends-received deduction in the case of U.S. holders that are corporations. Dividends paid to non-corporate U.S. holders generally will qualify for taxation at special rates as “qualified dividends” if such U.S. holder meets certain holding period and other applicable requirements. The special rate will not, however, apply to dividends received to the extent that the U.S. holder elects to treat dividends as “investment income,” which may be offset by investment expense.

Amounts not treated as dividends for United States federal income tax purposes will constitute a return of capital and will first be applied against and reduce a U.S. holder’s tax basis in the shares of our common stock, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s tax basis in its shares of our common stock will be taxable as capital gain realized on the sale or other disposition of the shares of our common stock and will be treated as described under “—Sale or other disposition of shares of our common stock” below.

Sale or other disposition of shares of our common stock.  If a U.S. holder sells or disposes of shares of our common stock, such U.S. holder generally will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the U.S. holder’s adjusted basis in the shares of our common stock for United States federal income tax purposes. This gain or loss generally will be long-term capital gain or loss if the U.S. holder has held the shares of our common stock for more than one year. The deductibility of capital losses is subject to limitations.

Backup withholding and information reporting.  Information reporting will generally apply to U.S. holders with respect to payments of dividends on shares of our common stock and to certain payments of proceeds on the sale or other disposition of shares of our common stock. U.S. holders may be subject to U.S. backup withholding on payments of dividends on shares of our common stock and certain payments of proceeds on the sale or other disposition of shares of our common stock unless the beneficial owner of shares of our common stock furnishes the payor or its agent with a taxpayer identification number, certified under penalties of perjury, and certain other information, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding.

U.S. backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a credit against a U.S. holder’s United States federal income tax liability, which may entitle the U.S. holder to a refund, provided that the U.S. holder timely furnishes the required information to the IRS.

Medicare tax.  A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” for the relevant taxable year, and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000 depending on the individual’s circumstances). Net investment income generally includes dividends, and net gains from the disposition of common stock, unless such dividends or gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust should consult its tax advisor regarding the applicability of the Medicare tax to its dividends and gains in respect of its investment in our common stock.

Taxation of non-U.S. holders

Distributions on shares of our common stock.  Distributions to non-U.S. holders that are treated as dividends (see “—Taxation of U.S. holders—Distributions on shares of our common stock”) generally will be subject to United States federal withholding tax at a rate of 30% of the gross amount of the dividends, or such lower rate specified by an applicable income tax treaty. If we cannot determine at the time that a distribution is made whether or not the distribution will exceed current and accumulated earnings and profits (and therefore whether the distribution will be treated as a dividend), we intend to withhold from the distribution at the rate applicable to dividends. A non-U.S. holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits. To receive the benefit of a reduced treaty rate, a non-U.S. holder must furnish to us or our paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying such non-U.S. holder’s qualification for the reduced rate. This certification must be provided to us or our paying agent prior to the payment of dividends and must be updated as required by law. Non-U.S. holders that do not timely provide us or our paying agent with the required certification, but that qualify for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

If a non-U.S. holder holds shares of our common stock in connection with the conduct of a trade or business in the United States, and dividends paid on the shares of our common stock are effectively connected with such non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States), the non-U.S. holder will be exempt from United States federal withholding tax. To claim the exemption, the non-U.S. holder must generally furnish to us or our paying agent a properly executed IRS Form W-8ECI (or applicable successor form).

Any dividends paid on shares of our common stock that are effectively connected with a non-U.S. holder’s United States trade or business (and if required by an applicable income tax treaty, are attributable to a permanent establishment maintained by the non-U.S. holder in the United States) generally will be subject to United States federal income tax on a net income basis at the regular graduated United States federal income tax rates in much the same manner as if such non-U.S. holder were a resident of the United States. A non-U.S. holder that is a foreign corporation also may be subject to an additional branch profits tax equal to 30% (or such lower rate specified by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Distributions that we determine are in excess of our current and accumulated earnings and profits will first reduce a non-U.S. holder’s basis in its shares of our common stock to the extent thereof. Distributions that are in excess of a non-U.S. holder’s tax basis in its shares of our common stock will be treated as gain from the sale of common stock as described under “—Sale or other disposition of shares of our common stock” below.

Sale or other disposition of shares of our common stock.  Subject to the discussion of backup withholding and withholding tax relating to foreign accounts below, a non-U.S. holder generally will not be subject to United States federal income tax for gain recognized on a sale or other disposition of common stock unless one of the following conditions is present:

•	the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and, if provided in an applicable income tax treaty, is attributable to a permanent establishment maintained in the United States by such non-U.S. holder). The non-U.S. holder will, unless an applicable treaty provides otherwise, be taxed on its net gain derived from the sale or other disposition at regular graduated United States federal income tax rates. Effectively connected gains realized by a corporate non-U.S. holder may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or a lower rate as may be specified by an applicable income tax treaty;

•	in the case of a non-U.S. holder who is an individual, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions exist. Such gain will be subject to United States federal income tax at a flat 30% rate (or such lower rate specified by an applicable income tax treaty), but may be offset by United States source capital losses (even though the individual is not considered a resident of the United States); or

•	our common stock constitutes a United States real property interest (which we refer to as “USRPI”) within the meaning of the Foreign Investment in Real Property Tax Act (which we refer to as “FIRPTA”) by reason of our status as a “United States real property holding corporation” (which we refer to as “USRPHC”) for United States federal income tax purposes.

With respect to the third bullet point above, because of our holdings of United States real property interests, we believe that we are a USRPHC for United States federal income tax purposes. Because the determination of whether we are a USRPHC depends on the fair market value of our United States real property interests relative to the fair market value of our other trade or business assets and any foreign real property interests, it is possible that we may not remain a USRPHC in the future. As a USRPHC, if a class of our stock is regularly traded on an established securities market, such stock will be treated as a USRPI only with respect to a non-U.S. holder that actually or constructively holds more than five percent of such class of stock at any time during the shorter of the five-year period preceding the date of disposition or the holder’s holding period for such stock. Our common stock is traded on the New York Stock Exchange and therefore is currently considered to be regularly traded on an established securities market. However, no assurance can be given that our common stock will remain regularly traded in the future. If gain on the sale or other disposition of shares of our common stock were subject to taxation under FIRPTA as a sale of a USRPI, the non-U.S. holder would be subject to regular United States federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale or other taxable disposition of shares of our common stock is subject to tax under FIRPTA, the purchaser of the stock would generally be required to withhold and remit to the IRS 15% of the purchase price unless an exception applies. However, withholding under FIRPTA will not be required if shares of our common stock are regularly traded on an established securities market (even if the non-U.S. holder holds or has held more than 5% of our common stock). A non-U.S. holder also will be required to file a United States federal income tax return for any taxable year in which it realizes a gain from the disposition of our common stock that is subject to United States federal income tax.

Non-U.S. holders should consult their tax advisors concerning the consequences of selling or otherwise disposing of shares of our common stock.

Backup withholding tax and information reporting.  We must report annually to each non-U.S. holder of shares of our common stock and to the IRS the amount of payments on the shares of our common stock paid to such non-U.S. holder and the amount of any tax withheld with respect to those payments. These information reporting requirements apply even if no withholding was required because the payments were effectively connected with the non-U.S. holder’s conduct of a United States trade or business, or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the non-U.S. holder resides or is established. Backup withholding, however, generally will not apply to distributions to a non-U.S. holder or to a disposition of shares of our common stock, provided that the non-U.S. holder furnishes to the relevant withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E, or IRS Form W-8ECI, or certain other requirements are met. Notwithstanding the foregoing, backup withholding may apply if the relevant withholding agent has actual knowledge, or reason to know, that the holder is a U.S. person that is not an exempt recipient.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

Additional withholding tax relating to foreign accounts.  The Foreign Account Tax Compliance Act (which we refer to as “FATCA”) provides that a 30% withholding tax will be imposed on certain payments (including dividends as well as gross proceeds from sales of stock) made to a foreign financial institution (as specifically defined in the Code) and to certain other foreign entities if such entity fails to satisfy certain disclosure and reporting rules. Unless an exemption applies, FATCA generally requires that (i) in the case of a foreign financial institution, the entity identifies and provides information in respect of financial accounts with such entity that are held (directly or indirectly) by U.S. persons and U.S.-owned foreign entities and (ii) in the case of a non-financial foreign entity, the entity identifies and provides information in respect of substantial U.S. owners of such entity. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to non-compliant foreign financial institutions and certain other account holders.

The IRS has released guidance generally providing that withholding under FATCA will apply with respect to payments of U.S. source fixed or determinable annual or periodic (FDAP) income, such as dividends, currently, and to payments of gross sales proceeds on or after January 1, 2019. The United States Treasury has entered into, and may continue to enter into, intergovernmental agreements with other countries to implement the exchange of information required under FATCA. Investors are strongly encouraged to consult with their own tax advisors regarding the potential application and impact of FATCA and any intergovernmental agreement between the United States and their home jurisdiction in connection with FATCA compliance.

Plan of distribution (conflicts of interest)

We have entered into a Distribution Agreement (which we refer to as the “Distribution Agreement”) with J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, and Citigroup Global Markets Inc. (which we refer to collectively as the “Sales Agents,” and individually as a “Sales Agent”), under which we may issue and sell from time to time shares of our common stock having an aggregate offering price of up to $100,000,000 through any of the Sales Agents, as our sales agent. Sales of our common stock, if any, may be made in transactions that are deemed to be “at the market offerings,” including sales made by means of ordinary brokers’ transactions on the New York Stock Exchange at market prices.

Each Sales Agent will offer our common stock subject to the terms and conditions of the Distribution Agreement on a daily basis or otherwise as agreed upon by us and such Sales Agent. We will designate the maximum amount of our common stock to be sold through a Sales Agent on a daily basis or otherwise determine such maximum amount together with such Sales Agent. Subject to the terms and conditions of the Distribution Agreement, each Sales Agent will use its commercially reasonable efforts to sell on our behalf the common stock we designate from time to time. We may instruct the Sales Agents not to sell our common stock if the sales cannot be effected at or above the price designated by us in any such instruction. No Sales Agent will be obligated to use its reasonable efforts to sell our common stock at any price below the designated price. We or the Sales Agents may suspend the offering of our common stock under the Distribution Agreement upon proper notice and subject to other conditions.

Each Sales Agent will receive from us a commission equal to 2% of the gross sales price per share of our common stock for any shares sold through such Sales Agent under the Distribution Agreement. The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such shares. We have agreed to pay for certain of the Sales Agents’ expenses in certain circumstances.

Each Sales Agent will provide written confirmation to us following the close of trading on the New York Stock Exchange each day on which shares of our common stock are sold by such Sales Agent for us under the Distribution Agreement. Each confirmation will include the number of shares sold on that day, the gross sales price per share and the net proceeds to us.

Settlement for sales of our common stock will occur, unless the parties agree otherwise, on the third business day following the date on which any sales were made in return for payment of the net proceeds or gross sales price to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Under the terms of the Distribution Agreement, we also may sell our common stock to a Sales Agent as principal for its own account, at a price agreed upon at the time of sale. If we sell shares to a Sales Agent as principal, we will enter into a separate terms agreement with such Sales Agent, and we will describe such agreement in a separate prospectus supplement or pricing supplement.

We will report in a prospectus supplement and/or our filings with the SEC under the Exchange Act at least quarterly the number of shares of our common stock sold through the Sales Agents under the Distribution Agreement, the net proceeds to us and the compensation paid by us to the Sales Agents in connection with the sales of our common stock.

In connection with the sale of our common stock on our behalf, a Sales Agent may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to such Sales Agent may be deemed to be underwriting commissions or discounts. We have agreed in the Distribution Agreement to provide indemnification and contribution to the Sales Agents against certain civil liabilities, including liabilities under the Securities Act.

Each Sales Agent and its respective affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. A respective affiliate of each Sales Agent is a lender under our Revolving Credit Facility. Such affiliate may receive a portion of the proceeds from the sale of our common stock in this offering in the event that such proceeds are used to repay our loans under our Revolving Credit Facility.

In addition, in the ordinary course of their business activities, the Sales Agents and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The Sales Agents and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

If either any Sales Agent or we have reason to believe that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, that party will promptly notify the other and sales of our common stock under the Distribution Agreement will be suspended until that or other exemptive provisions have been satisfied in the judgment of such Sales Agent and us.

The offering of our common stock pursuant to the Distribution Agreement will terminate upon the earlier of (i) the sale of all shares of our common stock subject to the Distribution Agreement and (ii) the termination of the Distribution Agreement by us and/or by the Sales Agents.

We estimate that the total expenses of the offering payable by us, excluding discounts and commissions payable to the Sales Agents under the Distribution Agreement, will be approximately $350,000. We have agreed to pay for the expenses incurred for qualifying the offering with FINRA. We have also agreed to pay for the reasonable fees and disbursements of the Sales Agents in connection with the offering.

We may use 5% or more of the net proceeds from the sale of shares of our common stock to repay indebtedness under our Revolving Credit Facility, under which affiliates of each Sales Agent are lenders. Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121 of FINRA’s conduct rules. In accordance with FINRA Rule 5121, if any Sales Agent or its respective affiliate receives 5% or more of the net proceeds from this offering, such Sales Agent will not sell our common stock to a discretionary account without receiving the written approval from the account holder.

Legal matters

Certain legal matters in connection with this offering, including the validity of the shares of our common stock offered hereby, will be passed upon for us by Greenberg Traurig, LLP, Los Angeles, California. Certain legal matters in connection with this offering will be passed upon for the Sales Agents by Davis Polk & Wardwell LLP, New York, New York.

Experts

The consolidated financial statements of Century Communities, Inc. appearing in Century Communities, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Century Communities, Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference in this prospectus supplement and the accompanying prospectus. Such consolidated financial statements are incorporated by reference in this prospectus supplement and the accompanying prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements incorporated in this prospectus supplement and the accompanying prospectus by reference from UCP, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the effectiveness of UCP, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Information incorporated by reference

The SEC’s rules allow us to “incorporate by reference” information that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, and subsequent information that we file with the SEC under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), will automatically update and supersede that information. We have previously filed with the SEC and incorporate by reference into this prospectus supplement:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed with the SEC on March 1, 2018, including portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2018 to the extent specifically incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the SEC on May 9, 2018;

•	our Current Reports on Form 8-K filed with the SEC on January 2, 2018, May 10, 2018, June 8, 2018, and June 22, 2018; and

•	the audited consolidated financial statements of UCP, Inc. as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, and the notes related thereto, that are incorporated by reference to UCP, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 3, 2017.

Any documents we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of our common stock to which this prospectus supplement relates will automatically be deemed to be incorporated by reference into this prospectus supplement and to be part hereof from the date of filing those documents. We are not, however, incorporating by reference any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K. Any statement contained in this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded to the extent that a statement contained in any subsequently filed document, which is incorporated by reference into this prospectus supplement or the accompanying prospectus, modifies or supersedes such statement.

Any statement contained in a previously filed document incorporated by reference into this prospectus supplement or the accompanying prospectus will be deemed to be modified or superseded for purposes of this prospectus supplement or the accompanying prospectus to the extent that a statement in this prospectus supplement or the accompanying prospectus or in any other subsequently filed document, which is also incorporated by reference, modifies or supersedes such statement.

We will provide without charge to each person to whom a copy of this prospectus supplement is delivered, upon such person’s written or oral request, a copy of any of the information incorporated by reference into this prospectus supplement (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus supplement incorporates). Requests should be directed to:

Century Communities, Inc.

Attention: Corporate Secretary

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

Where you can find more information

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the offer and sale of our securities. This prospectus supplement and the accompanying prospectus, which constitute part of that registration statement, do not include all of the information contained in the registration statement and the accompanying exhibits. Some items included in the registration statement are omitted from this prospectus supplement and the accompanying prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the offer and sale of our common stock, we refer you to the registration statement and the exhibits filed or incorporated by reference with the registration statement. With respect to statements in this prospectus supplement or the accompanying prospectus about the contents of any contract, agreement or other document, we refer you to the copy of such contract, agreement or other document filed or incorporated by reference as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. Copies of the registration statement and the accompanying exhibits and any other document we file with the SEC may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and copies of any part or all of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. Further information on the operation of the public reference facilities in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. In addition, our filings with the SEC are available to the public on the SEC’s website at www.sec.gov.

We maintain a website at www.centurycommunities.com. You may access our reports, proxy statements and other information that we file with the SEC free of charge at this website as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website, however, is not incorporated by reference into, and is not and should not be deemed to be a part of, this prospectus supplement or the accompanying prospectus.

PROSPECTUS

$869,000,000

CENTURY COMMUNITIES, INC.

Common Stock

Preferred Stock

Debt Securities

Warrants

Units

Guarantees of Debt Securities

By this prospectus, we may offer, from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering:

•	shares of our common stock;

•	shares of our preferred stock, which may be issued in one or more series;

•	debt securities, which may be senior, senior subordinated or subordinated, and which may be fully and unconditionally guaranteed by one or more of our subsidiaries;

•	warrants to purchase our common stock, preferred stock or debt securities;

•	units consisting of any combination of the other types of securities offered under this prospectus; or

•	any combination of the foregoing.

This prospectus contains a general description of the securities that we may offer for sale from time to time with a maximum aggregate offering price of up to $869,000,000. We will provide the specific terms of the securities in one or more supplements to this prospectus at the time of offering. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement. You should read this prospectus and the accompanying supplement carefully before you make your investment decision.

Our common stock is listed for trading on the New York Stock Exchange under the ticker symbol “CCS.”

We may sell the securities to or through underwriters, dealers or agents, or we may sell the securities directly to investors on our own behalf. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among us and them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the section entitled “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such series of securities.

Investing in our securities involves risks. You should carefully consider the information under the section entitled “Risk Factors” on page 2 of this prospectus, and under similar sections contained in the applicable prospectus supplement and in the documents incorporated by reference in this prospectus, before investing in our securities.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 2, 2018.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (which we refer to as the “SEC”) using a “shelf” registration process. Under this process, we may offer and sell any combination of our securities from time to time in one or more offerings with a maximum aggregate offering price of up to $869,000,000 as described in this prospectus. This prospectus provides you with a general description of the securities we may offer and sell, and each time that we offer to sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. The prospectus supplement may also add to, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement, you should rely on the information in the prospectus supplement. It is important that you consider the information contained in this prospectus and any prospectus supplement, together with the additional information incorporated by reference into this prospectus and any prospectus supplement, as described under the headings “Information Incorporated by Reference” and “Where You Can Find More Information,” all of which you should read carefully in their entireties before you make your investment decision.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and any accompanying prospectus supplement. We have not authorized any other party to provide you with different information. We take no responsibility for, and can provide no assurance as to the reliability of, any different or inconsistent information that others may give you. We are not making an offer to sell, or a solicitation of an offer to buy, the securities in any jurisdiction where the offer, solicitation, or sale is not permitted. You should assume that the information appearing in each of this prospectus and the applicable prospectus supplement is accurate only as of the date on its respective cover, and that any information incorporated by reference herein and therein is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

As used in this prospectus, references to “Company,” “we,” “us,” “our,” or similar expressions refer to Century Communities, Inc., a Delaware corporation, and, unless the context otherwise requires, its subsidiaries and affiliates.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

Various statements contained in this prospectus and the documents incorporated by reference herein, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as “may,” “will,” “should,” “expect,” “could,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “continue,” “predict,” “project,” “expect,” “intend,” “anticipate,” “potential,” “goal” or other words that convey the uncertainty of future events or outcomes. You can also identify forward-looking statements by discussions of strategy, plans or intentions. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.

The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements:

•	economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation;

•	a downturn in the homebuilding industry, including a decline in real estate values or market conditions resulting in impairment of our assets;

•	changes in assumptions used to make industry forecasts;

•	continued volatility and uncertainty in the credit markets and broader financial markets;

•	our future operating results and financial condition;

•	our business operations;

•	changes in our business and investment strategy;

•	availability of land to acquire, and our ability to acquire such land on favorable terms or at all;

•	availability, terms and deployment of capital;

•	availability of mortgage financing or an increase in the number of foreclosures in the market;

•	shortages of or increased prices for labor, land or raw materials used in housing construction;

•	delays in land development or home construction resulting from adverse weather conditions or other events outside our control;

•	impact of construction defect, product liability, and/or home warranty claims, including the adequacy of accruals and the applicability and sufficiency of our insurance coverage;

•	changes in, or the failure or inability to comply with, governmental laws and regulations;

•	the timing of receipt of regulatory approvals and the opening of projects;

•	the degree and nature of our competition;

•	our leverage and debt service obligations;

•	availability of qualified personnel and our ability to retain our key personnel; and

•	changes in United States generally accepted accounting principles.

The forward-looking statements in this prospectus speak only as of the date of this prospectus. The forward-looking statements are based on our beliefs, assumptions and expectations of future events, taking into account all information currently available to us. Forward-looking statements are not guarantees of future events or of our performance. These beliefs, assumptions and expectations can change as a result of many possible events or factors, not all of which are known to us. Please see the sections entitled “Risk Factors” in this prospectus and any accompanying prospectus supplement, and other risks and uncertainties detailed in our other reports and filings with the SEC. If a change occurs, our business, financial condition, liquidity, cash flows and results of operations may vary materially from those expressed in or implied by our forward-looking statements. New risks and uncertainties arise over time, and it is not possible for us to predict the occurrence of those events or the manner in which they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OUR COMPANY

Our Company

We are engaged in the development, design, construction, marketing and sale of single-family attached and detached homes in metropolitan areas in the States of Alabama, California, Colorado, Florida, Georgia, Nevada, North Carolina, South Carolina, Tennessee, Texas, Utah, and Washington. In many of our projects, in addition to building homes, we are responsible for the entitlement and development of the underlying land. Our homebuilding operations are organized into the following four reportable operating segments based on the geographic markets in which we operate: West, Mountain, Texas, and Southeast. Additionally, our indirect wholly-owned subsidiaries, Inspire Home Loans Inc. and Parkway Title, LLC, which provide mortgage services and title services, respectively, to our home buyers, have been identified as our Financial Services segment.

We build and sell an extensive range of home types across a variety of price points. Our emphasis is on acquiring well-located land positions and offering quality homes. The core of our business plan is to acquire and develop land strategically, based on our understanding of population growth patterns, entitlement restrictions and infrastructure development. We focus on locations within our markets with convenient access to metropolitan areas that are generally characterized by diverse economic and employment bases and demographics and increasing populations. We believe these conditions create strong demand for new housing, and these locations represent what we believe to be attractive opportunities for long-term growth. We also seek assets that have desirable characteristics, such as good access to major job centers, schools, shopping, recreation and transportation facilities, and we strive to offer a broad spectrum of product types in these locations. Location, product, and customer service are key components of the connection we seek to establish with each individual homebuyer. Our construction expertise across an extensive product offering allows us flexibility to pursue a wide array of land acquisition opportunities and appeal to a broad range of potential homebuyers, from entry-level to first- and second-time move-up buyers and lifestyle homebuyers. Additionally, we believe our diversified product strategy enables us to adapt quickly to changing market conditions and to optimize returns while strategically reducing portfolio risk.

For a further description of our business, financial condition, results of operations and other important information regarding us, please see our filings with the SEC incorporated by reference in this prospectus. For instructions on how to find copies of the filings incorporated by reference in this prospectus, please see the sections entitled “Information Incorporated by Reference” and “Where You Can Find More Information.”

Corporate Information

Our principal executive offices are located at 8390 East Crescent Parkway, Suite 650, Greenwood Village, Colorado 80111. Our main telephone number is (303) 770-8300. Our internet website is www.centurycommunities.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

RISK FACTORS

Investing in any of our securities offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider, among other factors, the specific risks discussed or incorporated by reference in the applicable prospectus supplement, together with all the other information contained or incorporated by reference in this prospectus and the applicable prospectus supplement. Before acquiring any of our securities, you should also carefully consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference in this prospectus, and which may be amended, supplemented or superseded from time to time by our other reports that we file with the SEC in the future, including our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Our business, financial condition and results of operations could be materially and adversely affected by any of these risks. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. The occurrence of any of these risks may cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of the securities offered by us for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include the acquisition and development of land, home construction and other related purposes, additions to working capital, capital expenditures, repayment of debt, and investments or stock repurchases.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the three months ended March 31, 2018 and 2017, and for the years ended December 31, 2017, 2016, 2015, 2014 and 2013. You should read this table in conjunction with our consolidated financial statements and related notes thereto incorporated by reference into this prospectus. For the purpose of determining the ratio of earnings to fixed charges, “earnings” consist of earnings (loss) before income tax expense (benefit) plus fixed charges, and “fixed charges” consist of interest expense, including amortization of deferred financing costs, plus the portion of rental expense representative of the interest factor.

	Three Months Ended March 31,		Year Ended December 31,
	2018	2017	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges	2.38	2.18	2.54	3.40	3.42	3.03	16.63

DESCRIPTION OF CAPITAL STOCK

The following is a general description of certain terms and provisions of our capital stock, our charter, our bylaws, and applicable provisions of law, in each case as currently in effect on the date of this prospectus. The following description of our capital stock set forth below is only a summary, does not purport to be complete, and is qualified in its entirety by reference to our charter and our bylaws, copies of which are exhibits to the registration statement of which this prospectus forms a part.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.01 per share, and 50,000,000 shares of preferred stock, par value $0.01 per share, issuable in one or more series. As of June 30, 2018, there were 30,119,259 shares of our common stock issued and outstanding, and no shares of preferred stock issued and outstanding.

Common Stock

Voting. Each holder of our common stock is entitled to one vote per each share on all matters to be voted upon by the common stockholders, and there are no cumulative voting rights. Subject to applicable law and the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock shall be entitled to vote on all matters on which stockholders generally are entitled to vote.

Dividends. Subject to the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock will be entitled to receive ratably the dividends, if any, as may be declared from time to time by our board of directors out of funds legally available for that purpose.

Liquidation, Dissolution or Winding Up. If there is a liquidation, dissolution or winding up of the Company, subject to the rights, if any, of the holders of outstanding shares of any series of preferred stock we may designate and issue in the future, holders of our common stock would be entitled to ratable distribution of our assets remaining after the payment in full of our liabilities.

Other Rights. Under the terms of our charter, the holders of our common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. All currently outstanding shares of our common stock are fully paid and non-assessable. The rights of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

Our charter provides that our board of directors is expressly authorized to provide for the issuance of shares of preferred stock in one or more series and, by filing a certificate of designation pursuant to the applicable law of the State of Delaware (which we refer to as a “preferred stock designation”), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, if any, and the qualifications, limitations and restrictions, if any, thereof. The authority of our board of directors with respect to each series of preferred stock includes, but is not limited to, establishing the following:

•	the designation of the series, which may be by distinguishing number, letter or title;

•	the number of shares of the series, which number our board of directors may thereafter (except where otherwise provided in the preferred stock designation) increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares thereof then outstanding);

•	whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series;

•	the redemption provisions and price or prices, if any, for shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, or dissolution of the Company; and

•	whether the shares of the series shall be convertible into or exchangeable for shares of any other class or series of the Company, and, if so, the specification of such other class or series, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

Certain Provisions of Delaware Law and of our Charter and Bylaws

The following summary of certain provisions of the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”) and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and our charter and bylaws. See “Where You Can Find More Information” for how to obtain copies of our charter and bylaws.

Our Board of Directors

Our bylaws provide that the number of directors of the Company will be fixed from time to time exclusively by action of our board of directors. Our charter and bylaws provide that, subject to applicable law and the rights, if any, of holders of any series of preferred stock, newly created directorships resulting from any increase in the authorized number of directors, and any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause, may only be filled by the majority vote of the remaining directors in office, even if less than a quorum is present.

Pursuant to our bylaws, each member of our board of directors who is elected at our annual meeting of our stockholders, and each director who is elected in the interim to fill vacancies and newly created directorships, will hold office until the next annual meeting of our stockholders and until his or her successor is elected and qualified. Pursuant to our bylaws, directors will be elected by a plurality of votes cast by the shares present in person or by proxy at a meeting of stockholders and entitled to vote thereon, a quorum being present at such meeting.

Removal of Directors

Our charter provides that, subject to the rights, if any, of holders of one or more classes or series of preferred stock, any director may be removed from office at any time, but only by the affirmative vote of the holders of 66 2/3% of the voting power of our capital stock entitled to vote generally in the election of directors. Except as described below, this provision, when coupled with the exclusive power of our board of directors to fill vacant directorships, precludes stockholders from removing incumbent directors except with the affirmative vote of the holders of 66 2/3% of the voting power of our capital stock entitled to vote generally in the election of directors and from filling the vacancies created by such removal.

Meetings of Stockholders

Pursuant to our bylaws, an annual meeting of our stockholders for the purpose of the election of directors and the transaction of any other business will be held on a date and at the time and place, if any, determined by our board of directors. Each of our directors is elected by our stockholders to serve until the next annual meeting and until his or her successor is duly elected and qualified. In addition, our board of directors, the chairman of our board of directors, our chief executive officer or our president may call a special meeting of our stockholders for any purpose, but business transacted at any special meeting of our stockholders shall be limited to the purposes stated in the notice of such meeting.

Elimination of Stockholder Action by Written Consent

Our charter expressly eliminates the right of our stockholders to act by written consent. Stockholder action must take place at the annual or a special meeting of our stockholders.

Charter Amendments

Unless a higher vote is required by its certificate of incorporation, the affirmative vote of a majority of the outstanding stock entitled to vote is required to amend a Delaware corporation’s certificate of incorporation. However, amendments which make changes relating to the capital stock by increasing or decreasing the par value or the aggregate number of authorized shares of a class, or by altering or changing the powers, preferences or special rights of a class so as to affect them adversely, also require the affirmative vote of a majority of the outstanding shares of such class, even though such class would not otherwise have voting rights.

Pursuant to our charter, in addition to any votes required by applicable law and subject to the express rights, if any, of the holders of any series of preferred stock, the affirmative vote of the holders of at least 66 2/3% of the voting power of our capital stock entitled to vote generally in the election of directors shall be required to amend, modify or repeal any provision, or adopt any new or additional provision, in a manner inconsistent with our charter provisions relating to the removal of directors, exculpation of directors, indemnification, the prohibition against stockholders acting by written consent and the vote of our stockholders required to amend our bylaws. In addition, pursuant to our charter, we reserve the right at any time and from time to time to amend, modify or repeal any provision contained in our charter, and any other provision authorized by Delaware law in force at such time may be added in the manner prescribed by our charter or by applicable law, and all rights, preferences and privileges conferred upon stockholders, directors or any other persons pursuant to the charter are granted subject to the foregoing reservation of rights. Notwithstanding the foregoing, no amendment, modification or repeal to our charter provisions relating to indemnification or the exculpation of directors shall adversely affect any right or protection existing under our charter immediately prior to such amendment, modification or repeal.

Bylaw Amendments

Our board of directors has the power to amend, modify or repeal our bylaws or adopt any new provision authorized by the laws of the State of Delaware in force at such time. Under our charter, the stockholders have the power to amend, modify or repeal our bylaws, or adopt any new provision authorized by the laws of the State of Delaware in force at such time, at a duly called meeting of the stockholders, solely with, notwithstanding any other provisions of our bylaws or any provision of law which might otherwise permit a lesser vote or no vote, the affirmative vote of 66 2/3% of the voting power of our capital stock enabled to vote generally.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders at an annual meeting of stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors, or (iii) by a stockholder who was a stockholder of record both at the time such stockholder gives the Company the requisite notice of such nomination or business and at the time of the meeting, who is entitled to vote at the meeting and who has complied with the notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee or business proposal, as applicable.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of persons for election to our board of directors may be made at a special meeting of stockholders at which directors are to be elected only (i) by or at the direction of our board of directors, or (ii) provided that our board of directors has determined that a purpose of the special meeting is to elect directors, by a stockholder who was a stockholder of record both at the time such stockholder gives the Company the requisite notice of such nomination or business and at the time of the special meeting, who is entitled to vote at the meeting and upon such election and who has complied with the notice procedures set forth in our bylaws, including a requirement to provide certain information about the stockholder and its affiliates and the nominee.

Anti-Takeover Provisions

Our charter and bylaws and Delaware law contain provisions that may delay or prevent a transaction or a change in control of the Company that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our stockholders, which could adversely affect the market price of our common stock. Certain of these provisions are described below.

Selected provisions of our charter and bylaws. Our charter and/or bylaws contain anti-takeover provisions that:

•	authorize our board of directors, without further action by the stockholders, to issue up to 50 million shares of preferred stock in one or more series, and with respect to each series, to fix the number of shares constituting that series, the powers, rights and preferences of the shares of that series, and the qualifications, limitations and restrictions of that series;

•	require that actions to be taken by our stockholders may be taken only at an annual or special meeting of our stockholders and not by written consent;

•	specify that special meetings of our stockholders can be called only by our board of directors, the chairman of our board of directors, our chief executive officer, or our president;

•	provide that our bylaws may be amended by our board of directors without stockholder approval;

•	provide that directors may be removed from office only by the affirmative vote of the holders of 66 2/3% of the voting power of our capital stock entitled to vote generally in the election of directors;

•	provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a vote of a majority of directors then in office, even though less than a quorum;

•	provide that, subject to the express rights, if any, of the holders of any series of preferred stock, any amendment, modification or repeal of, or the adoption of any new or additional provision, inconsistent with our charter provisions relating to the removal of directors, exculpation of directors, indemnification, the prohibition against stockholder action by written consent, requires the affirmative vote of the holders of at least 66 2/3% of the voting power of our capital stock entitled to vote generally in the election of directors;

•	provide that the stockholders may amend, modify or repeal our bylaws, or adopt new or additional provisions of our bylaws, only with the affirmative vote of 66 2/3% of the voting power of our capital stock entitled to vote generally;

•	establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting; and

•	designate the Delaware Court of Chancery, subject to jurisdictional limits, as the sole and exclusive forum for certain legal claims and actions, including any action asserting a claim of or for breach of a fiduciary duty owed by any of our directors or officers or other employees to us or our stockholders, unless we consent in writing to the selection of an alternative forum.

Delaware Anti-Takeover Statute. In our charter, we elected to be subject to Section 203 of the DGCL, an antitakeover statute. In general, Section 203 of the DGCL prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless the business combination or the acquisition of shares that resulted in a stockholder becoming an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns 15% or more of a corporation’s voting stock or is our affiliate or associate and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, subject to certain exceptions, by provision of the corporation’s certificate of incorporation. Our charter contains a provision eliminating the personal liability of our directors to the fullest extent permitted by the DGCL. In addition, our charter includes provisions that require us to indemnify, to the fullest extent allowable under the DGCL, our directors and officers for monetary damages for actions taken as our director or officer, or for serving at our request as a director or officer or another position at another corporation or enterprise, as the case may be. Our charter also provides that we must advance reasonable expenses to our directors and officers, subject to our receipt of an undertaking from the indemnified party as may be required under the DGCL.

We are also expressly authorized by the DGCL to carry directors’ and officers’ insurance to protect us, our directors, officers and certain employees for some liabilities. The limitation of liability and indemnification and advancements provisions in our charter and bylaws, respectively, may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, our charter provision eliminating the personal liability of our directors to the fullest extent permitted by the DGCL does not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director’s fiduciary duties, including the duty of care. The indemnification provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a derivative or direct suit, we pay the litigation costs of our directors and officers and the costs of settlement and damage awards against directors and officers pursuant to these indemnification and advancements provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification or advancement is sought.

We maintain standard policies of insurance that provide coverage (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to indemnification and advancements payments that we may make to such directors and officers.

We have entered into an indemnification agreement with each of our officers and directors. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our charter and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Insofar as the above described indemnification provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, we understand that in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock will be available for future issuance without stockholder approval. We may use additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC.

National Securities Exchange

Our common stock is listed for trading on the New York Stock Exchange under the ticker symbol “CCS.”

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information included in any applicable prospectus supplement, summarizes certain general terms and provisions of the debt securities that may be offered under this prospectus. When a particular series of debt securities is offered and sold, a description of the specific terms of the series will be included in a supplement to this prospectus. The supplement will also indicate to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.

The debt securities that may be offered pursuant to this prospectus may be senior, senior subordinated or subordinated obligations, issued in one or more series, and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations.

The debt securities will be issued under an indenture between us and U.S. Bank National Association, as trustee. Select portions of the indentures to be entered into are summarized below. Please note, however, that the summary below is not complete. The form of the indentures has been filed as an exhibit to the registration statement of which this prospectus forms a part and you should read the form of the indentures for provisions that may be important to you. Capitalized terms used in the summary below and not defined herein have the meanings specified in the form of the indentures.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate, or in an indenture or a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).

We can issue an unlimited amount of debt securities under the applicable indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. The prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered will set forth the aggregate principal amount and the other terms of the debt securities, including, if applicable:

•	the title and ranking of the debt securities (including the terms of any subordination provisions);

•	the price or prices (expressed as a percentage of the principal amount) at which the debt securities will be sold;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the principal of the securities of the series is payable;

•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•	the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which, and the terms and conditions upon which, we may redeem the debt securities;

•	any obligation we will have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities, and the period or periods within which, the price or prices at which, and in the terms and conditions upon which, securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•	the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•	the currency of denomination of the debt securities, which may be United States Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium, and interest on the debt securities will be made;

•	if payments of principal of, or premium, if any, or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•	the manner in which the amounts of payment of principal, premium, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;

•	any addition to, deletion of or change in the Events of Default described in this prospectus or set forth in the applicable indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the applicable indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or set forth in the applicable indenture with respect to the debt securities;

•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;

•	the provisions, if any, relating to conversion or exchange of any debt securities of such series, including if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•	any other terms of the debt securities, which may supplement, modify or delete any provision of the applicable indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the applicable indenture. Information on the federal income tax considerations and other special considerations applicable to any of these debt securities will be provided in the applicable prospectus supplement.

If the purchase price of any of the debt securities is denominated in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, then information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units will be provided in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (which we refer to as “DTC”) or a nominee of DTC (which we refer to as a “book-entry debt security”), or a certificate issued in definitive registered form (which is referred to as a “certificated debt security”), as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities. Holders may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the applicable indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange may be required.

Holders may effect the transfer of certificated debt securities and the right to receive the principal of, or any premium or interest on, certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, DTC, and registered in the name of DTC or a nominee of DTC. Please see the section entitled “Global Securities” in this prospectus for more information.

Covenants

Any restrictive covenants applicable to any issue of debt securities will be set forth in the applicable prospectus supplement.

No Protection in the Event of a Change of Control

Unless stated otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to any person (a “successor person”) unless:

•	we are the surviving person or the successor person (if other than us) is a person that is organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations on the debt securities and under the applicable indenture; and

•	immediately prior to and immediately after giving effect to the transaction, no Default shall have occurred and be continuing.

Notwithstanding the above, any of our subsidiaries may consolidate with, merge into, or transfer all or part of its properties to, us.

Events of Default

“Event of Default” means with respect to any series of debt securities, any of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of such default for a period of 30 days (unless the entire amount of the payment is deposited by us with the trustee or with a paying agent prior to the expiration of the 30-day period);

•	default in the payment of principal of any security of that series when it becomes due and payable, whether at stated maturity, upon redemption, upon purchase, upon acceleration or otherwise;

•	default in the performance or breach of any other covenant or warranty by us in the applicable indenture (other than a covenant or warranty that has been included in the applicable indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of not less than 25% in principal amount of the outstanding debt securities of that series as provided in the applicable indenture;

•	certain voluntary or involuntary events of bankruptcy, insolvency or reorganization of the Company; and

•	any other Event of Default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No Event of Default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an Event of Default with respect to any other series of debt securities. The occurrence of certain Events of Default or an acceleration under the applicable indenture may constitute an event of default under certain other of our indebtedness or indebtedness of our subsidiaries outstanding from time to time.

We will provide the trustee written notice of any Default or Event of Default within 30 days of becoming aware of the occurrence of such Default or Event of Default, which notice will describe in reasonable detail the status of such Default or Event of Default and what action we are taking or propose to take in respect thereof.

If an Event of Default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal of (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities or the applicable series will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all Events of Default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the applicable indenture. Please refer to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an Event of Default.

The applicable indenture will provide that the trustee may refuse to perform any duty or exercise any of its rights or powers under the applicable indenture unless the trustee receives indemnity satisfactory to it against any cost, liability or expense which might be incurred by it in performing such duty or exercising such right or power. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the applicable indenture or for the appointment of a receiver or trustee, or for any remedy under the applicable indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing Event of Default with respect to debt securities of that series; and

•	the holders of not less than 25% in principal amount of the outstanding debt securities of that series have made written request, and offered indemnity or security satisfactory to the trustee, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of not less than a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding any other provision in the applicable indenture, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The applicable indenture will require us to furnish to the trustee annually a statement as to compliance with the applicable indenture. If a Default or Event of Default occurs and is continuing with respect to the securities of any series and if it is known to a responsible officer of the trustee, then the trustee must mail to each holder of the securities of that series notice of a Default or Event of Default within 90 days after it occurs or, if later, 30 days after a responsible officer of the trustee has knowledge of such Default or Event of Default. The applicable indenture will provide that the trustee may withhold notice to the holders of debt securities of any series of any Default or Event of Default (except in payment on any debt securities of that series) with respect to debt securities of that series if the trustee determines in good faith that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We, the applicable guarantors, if any, and the trustee may modify, amend or supplement the applicable indenture or the debt securities of any series without the consent of any holder of any debt security:

•	to cure any ambiguity, defect or inconsistency;

•	to comply with covenants in the applicable indenture described above under the heading “Consolidation, Merger and Sale of Assets”;

•	to provide for uncertificated securities in addition to or in place of certificated securities;

•	to add guarantees with respect to debt securities of any series or secure debt securities of any series;

•	to release any applicable guarantor from any of its obligations under its applicable guarantee of the applicable indenture (to the extent permitted by the applicable indenture);

•	to surrender any of our rights or powers under the applicable indenture;

•	to add covenants or events of default for the benefit of the holders of debt securities of any series;

•	to comply with the applicable procedures of the applicable depositary;

•	to make any change that does not adversely affect the rights of any holder of debt securities;

•	to conform the text of the applicable indenture, the applicable guarantees or the applicable securities to any provision of the “Description of Notes” section of an applicable prospectus supplement;

•	to provide for the issuance of and establish the form and terms and conditions of debt securities of any series as permitted by the applicable indenture;

•	to effect the appointment of a successor trustee with respect to the debt securities of any series and to add to or change any of the provisions of the applicable indenture to provide for or facilitate administration by more than one trustee;

•	to allow any applicable guarantor to execute a supplemental indenture or guarantee with respect to the applicable securities; or

•	to comply with requirements of the SEC or changes to applicable law.

We may also modify and amend the applicable indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•	reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•	reduce the principal amount of discount securities payable upon acceleration of maturity;

•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•	make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	make any change to certain provisions of the applicable indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments;

•	release any applicable guarantor from any of its obligations under its applicable guarantee or the applicable indenture, except as permitted by the applicable indenture; or

•	waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive compliance by us or any guarantor of debt securities of that series with provisions of the applicable indenture or guarantee. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the applicable indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The applicable indenture will provide that, unless otherwise provided by the terms of the applicable series of debt securities, we and the guarantors, if any, may be discharged from any and all obligations in respect of the debt securities of any series (subject to certain exceptions). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money or U.S. government obligations in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the applicable indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the applicable indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial owners of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. The applicable indenture will provide that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we and any guarantor, if applicable, may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the applicable indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement; and

•	any omission to comply with those covenants will not constitute a Default or an Event of Default with respect to the debt securities of that series (“covenant defeasance”).

The conditions include:

•	we or, if applicable, any guarantor(s), must deposit, or cause to be irrevocably deposited, with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. Dollars, government obligations of the government that issued or caused to be issued such currency, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants or investment bank to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the applicable indenture and those debt securities; and

•

we or, if applicable, any guarantor(s), must deliver to the trustee an opinion of counsel to the effect that the beneficial owners of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related defeasance and will be subject to United States federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred.

No Personal Liability of Directors, Officers, Employees or Stockholders

None of our past, present or future directors, officers, employees or stockholders, as such, will have any liability for any of our obligations under the debt securities or the applicable indenture or for any claim based on, or in respect or by reason of, such obligations or their creation. By accepting a debt security, each holder waives and releases all such liability. This waiver and release is part of the consideration for the issue of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law

The applicable indenture and the debt securities, including any claim or controversy arising out of or relating to such indenture or debt securities, will be governed by the laws of the State of New York.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of shares of our common stock or preferred stock or of debt securities. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The summary of the material provisions of the warrants and warrant agreements in this prospectus and in any applicable prospectus supplement are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the applicable prospectus supplement relating to the issue. Those terms may include:

•	the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•	the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the principal amount of debt securities that may be purchased upon exercise of a debt warrant and the exercise price for the warrants, which may be payable in cash, securities or other property;

•	the date, if any, on and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	United States federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants.

Each warrant will entitle its holder to purchase the number of shares of common stock or preferred stock or the principal amount of debt securities at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase debt securities are exercised, the holder of the warrants will not have any rights of holders of the debt securities that can be purchased upon exercise, including any rights to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including, but not limited to, any rights to:

•	to vote or consent to any action;

•	receive dividends or payments with respect to the underlying common stock or preferred stock, if any;

•	receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter; or

•	exercise any other rights as stockholders of the Company.

DESCRIPTION OF UNITS

We may issue units consisting of any combination of the other types of securities offered under this prospectus in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description, together with the additional information included in any applicable prospectus supplement, summarizes the general features of the units that we may offer under this prospectus. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions, and we will file as an exhibit to the registration statement of which this prospectus forms a part, or will incorporate by reference from another report that we file with the SEC, the form of each unit agreement relating to units offered under this prospectus.

If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

DESCRIPTION OF GUARANTEES OF DEBT SECURITIES

The debt securities offered and sold pursuant to this prospectus may be guaranteed by one or more guarantors, and to the extent applicable, will be described in the applicable prospectus supplement. Each guarantee will be issued under a supplement to the applicable indenture and/or a notation of guarantee. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following, to the extent applicable:

•	the series of debt securities to which the guarantees apply;

•	whether the guarantees are secured or unsecured;

•	whether the guarantees are senior, senior subordinated or subordinated;

•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and

•	any additional terms of the guarantees.

GLOBAL SECURITIES

Book-Entry, Delivery and Form

Unless we indicate differently in a prospectus supplement, the securities initially will be issued in book-entry form and represented by one or more global notes or global securities (which we refer to collectively as “global securities”). The global securities will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as depositary (which we refer to as “DTC”), and registered in the name of Cede & Co., the nominee of DTC. Unless and until it is exchanged for individual certificates evidencing securities under the limited circumstances described below, a global security may not be transferred except as a whole by the depositary to its nominee or by the nominee to the depositary, or by the depositary or its nominee to a successor depositary or to a nominee of the successor depositary.

DTC has advised us that it is:

•	a limited-purpose trust company organized under the New York Banking Law;

•	a “banking organization” within the meaning of the New York Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”).

DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. “Direct participants” in DTC include securities brokers and dealers, including underwriters, banks, trust companies, clearing corporations and other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (which we refer to as “DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, which we sometimes refer to as indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

Purchases of securities under the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of the actual purchaser of a security, which we sometimes refer to as a beneficial owner, is in turn recorded on the direct and indirect participants’ records. Beneficial owners of securities will not receive written confirmation from DTC of their purchases. However, beneficial owners are expected to receive written confirmations providing details of their transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which they purchased securities. Transfers of ownership interests in global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except under the limited circumstances described below.

To facilitate subsequent transfers, all global securities deposited by direct participants with DTC will be registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of securities with DTC and their registration in the name of Cede & Co. or such other nominee will not change the beneficial ownership of the securities. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts the securities are credited, which may or may not be the beneficial owners. The participants are responsible for keeping account of their holdings on behalf of their customers.

So long as the securities are in book-entry form, you will receive payments and may transfer securities only through the facilities of the depositary and its direct and indirect participants. We will maintain an office or agency in the location specified in the prospectus supplement for the applicable securities, where notices and demands in respect of the securities and the indenture may be delivered to us and where certificated securities may be surrendered for payment, registration of transfer or exchange.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any legal requirements in effect from time to time.

Redemption notices will be sent to DTC. If less than all of the securities of a particular series are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in the securities of such series to be redeemed.

Neither DTC nor Cede & Co. (or such other DTC nominee) will consent or vote with respect to the securities. Under its usual procedures, DTC will mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those direct participants to whose accounts the securities of such series are credited on the record date, identified in a listing attached to the omnibus proxy.

So long as securities are in book-entry form, we will make payments on those securities to the depositary or its nominee, as the registered owner of such securities, by wire transfer of immediately available funds. If securities are issued in definitive certificated form under the limited circumstances described below, we will have the option of making payments by check mailed to the addresses of the persons entitled to payment or by wire transfer to bank accounts in the United States designated in writing to the applicable trustee or other designated party at least 15 days before the applicable payment date by the persons entitled to payment, unless a shorter period is satisfactory to the applicable trustee or other designated party.

Redemption proceeds, distributions and dividend payments on the securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us on the payment date in accordance with their respective holdings shown on DTC records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in “street name.” Those payments will be the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements in effect from time to time. Payment of redemption proceeds, distributions and dividend payments to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC, is our responsibility, disbursement of payments to direct participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of direct and indirect participants.

Except under the limited circumstances described below, purchasers of securities will not be entitled to have securities registered in their names and will not receive physical delivery of securities. Accordingly, each beneficial owner must rely on the procedures of DTC and its participants to exercise any rights under the securities and the indenture.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer or pledge beneficial interests in securities.

DTC may discontinue providing its services as securities depositary with respect to the securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depositary is not obtained, securities certificates are required to be printed and delivered.

As noted above, beneficial owners of a particular series of securities generally will not receive certificates representing their ownership interests in those securities. However, if:

•	DTC notifies us that it is unwilling or unable to continue as a depositary for the global security or securities representing such series of securities or if DTC ceases to be a clearing agency registered under the Exchange Act at a time when it is required to be registered and a successor depositary is not appointed within 90 days of the notification to us or of our becoming aware of DTC’s ceasing to be so registered, as the case may be;

•	we determine, in our sole discretion, not to have such securities represented by one or more global securities; or

•	an event of default has occurred and is continuing with respect to such series of securities,

we will prepare and deliver certificates for such securities in exchange for beneficial interests in the global securities. Any beneficial interest in a global security that is exchangeable under the circumstances described in the preceding sentence will be exchangeable for securities in definitive certificated form registered in the names that the depositary directs. It is expected that these directions will be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global securities.

We have obtained the information in this section and elsewhere in this prospectus concerning DTC and DTC’s book-entry system from sources that are believed to be reliable, but we take no responsibility for the accuracy of this information.

PLAN OF DISTRIBUTION

We may sell the securities from time to time pursuant to underwritten public offerings, negotiated transactions, block trades or a combination of these methods, through underwriters, dealers or agents, and/or directly to one or more purchasers. The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

When we sell securities covered by this prospectus, we may provide a prospectus supplement or supplements that will describe the method of distribution and set forth the terms and conditions of the offering of such securities, including the offering price of the securities and the proceeds to us, if applicable.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be disclosed in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

Our common stock is listed for trading on the New York Stock Exchange under the ticker symbol “CCS,” but any other securities will be new issues of securities with no established trading market and may or may not be listed on a national securities exchange. Any underwriters, dealers or agents to or through which the securities are sold by us may make a market in the securities, but these underwriters, dealers or agents will not be obligated to do so and any of them may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or trading market for any securities sold by us.

To facilitate the offering of the securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such overallotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (which we refer to as “FINRA”), the aggregate maximum consideration, discount, commission, agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer may not exceed 8% of the aggregate proceeds from any offering pursuant to this prospectus.

Any underwriters, dealers and agents utilized in the sale of the securities being offered by this prospectus may also engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Certain legal matters relating to the offering, sale and issuance of the securities offered hereby will be passed upon for us by Greenberg Traurig, LLP, Los Angeles, California. Additional legal matters may be passed upon for any underwriters, dealers or agents, by counsel that will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Century Communities, Inc. appearing in our Annual Report (Form 10-K) for the year ended December 31, 2017, and the effectiveness of Century Communities, Inc.’s internal control over financial reporting as of December 31, 2017, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated by reference into this prospectus. Such consolidated financial statements are incorporated by reference into this prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements incorporated in this prospectus by reference from UCP, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and the effectiveness of UCP, Inc.’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information that we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”). The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or replaces that statement. We have filed with the SEC, and incorporate by reference into this prospectus and any accompanying prospectus supplement, the documents listed below:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed on March 2, 2018, including portions of our Definitive Proxy Statement on Schedule 14A filed on March 28, 2018 to the extent specifically incorporated by reference therein;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2018 filed with the SEC on May 9, 2018;

•	our Current Reports on Form 8-K filed on January 2, 2018, May 10, 2018, June 8, 2018, and June 22, 2018;

•	the audited consolidated financial statements of UCP, Inc. as of December 31, 2016 and 2015 and for each of the three years in the period ended December 31, 2016, and the notes related thereto, that are incorporated by reference to UCP, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 filed with the SEC on March 3, 2017; and

•	the description of our common stock contained in our Registration Statement on Form 8-A filed on June 12, 2014, and any amendment or report filed with the SEC for the purpose of updating such description.

Any documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing of the registration statement and prior to the effectiveness of the registration statement, and any documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the securities to which this prospectus relates, will automatically be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing those documents. Any statement contained in this prospectus or in a document incorporated by reference shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus or in any other document which is also incorporated by reference modifies or supersedes that statement. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or related exhibits furnished pursuant to Item 9.01 of Form 8-K.

We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus is delivered, upon such person’s written or oral request, a copy of any of the information incorporated by reference in this prospectus (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Requests should be directed to:

Century Communities, Inc.

Attention: Corporate Secretary

8390 East Crescent Parkway, Suite 650

Greenwood Village, Colorado 80111

(303) 770-8300

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended (which we refer to as the “Securities Act”), with respect to the offer and sale of the offered securities. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the offer and sale of the offered securities, we refer you to the registration statement and the accompanying exhibits. With respect to statements in this prospectus about the contents of any contract, agreement or other document, we refer you to the copy of such contract, agreement or other document filed or incorporated by reference as an exhibit to the registration statement, and each such statement is qualified in all respects by reference to the document to which it refers.

We are subject to the information and periodic reporting requirements of the Exchange Act, and we file periodic reports, proxy statements and other information with the SEC. A copy of the registration statement and the accompanying exhibits and any other document we file with the SEC may be inspected without charge at the SEC’s Public Reference Room located 100 F Street, N.E., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. Further information on the operation of the SEC’s Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, our filings with the SEC are available to the public on the SEC’s website at www.sec.gov.

We maintain a website at www.centurycommunities.com. You may access our periodic reports, proxy statements and other information that we file with, or furnish to, the SEC free of charge at this website as soon as reasonably practicable after such materials are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website, however, is not incorporated by reference into, and is not and should not be deemed to be a part of, this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Combined Financial Statements of Century Communities, Inc. for the Year Ended December 31, 2017	F-2
Notes to Unaudited Pro Forma Condensed Combined Financial Statements of Century Communities, Inc.	F-6

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On August 4, 2017, pursuant to the Agreement and Plan of Merger, dated April 10, 2017 (the “Merger Agreement”), by and among Century Communities, Inc., a Delaware corporation (“Century Communities”), Casa Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Century Communities, and UCP, Inc., a Delaware corporation (“UCP”), UCP merged with and into Casa Acquisition Corp. (the “Merger”), at which time the separate corporate existence of UCP ended, and Casa Acquisition Corp. survived the Merger as the surviving corporation. As a result of the Merger, Casa Acquisition Corp., along with the legacy businesses of UCP and its subsidiaries, became direct and indirect wholly-owned subsidiaries of Century Communities. The following unaudited pro forma condensed combined financial statements have been prepared to illustrate the effect of the Merger. The unaudited pro forma condensed combined financial information is for illustrative and informational purposes only and is not intended to represent or be indicative of what the results of operations would have been had Century Communities operated historically on a stand-alone basis or if the Merger had occurred on the dates indicated. The unaudited pro forma condensed combined financial information should not be considered representative of future consolidated financial condition or consolidated results of operations. Assumptions underlying the pro forma adjustments are described in the accompanying notes and should be read in conjunction with the unaudited pro forma condensed combined financial statements.

In connection with the Merger, each share of Class A Common Stock, par value $0.01 per share, of UCP (“UCP Class A Common Stock”) outstanding immediately prior to the consummation of the Merger was converted into the right to receive (i) $5.32 in cash, without any interest thereon, and (ii) 0.2309 of a duly authorized, fully paid and non-assessable share of common stock, par value $0.01 per share, of Century Communities (“Century Communities Common Stock”).

The Merger was accounted for as a business combination using the acquisition method of accounting in accordance with Accounting Standards Codification Topic 805, Business Combinations, which established a new basis of accounting for all identifiable assets acquired and liabilities assumed at fair value as of the date control is obtained. Century Communities was treated as the acquirer in the Merger for accounting purposes. Accordingly, Century Communities’ cost to purchase UCP was allocated to the assets acquired and the liabilities assumed based upon their respective fair values on the date the Merger was consummated. The total purchase price was paid with approximately $100.2 million in cash and 4.2 million shares of Century Communities Common Stock that was issued in exchange for all outstanding shares of UCP Class A Common Stock. The equity consideration was valued at $108.9 million, based on a per share price of $25.80 for Century Communities Common Stock, which was the closing price of Century Communities Common Stock on August 3, 2017. The transaction had a total enterprise value of approximately $362.0 million, including assumed debt, which was extinguished at close of the transaction, and without deducting acquired cash.

Additionally, each option (each, a “UCP Option”) to purchase shares of UCP Class A Common Stock that was outstanding immediately prior to the Merger was automatically, and without any action on the part of the holder thereof, converted into an option to purchase shares of Century Communities Common Stock (an “Adjusted Option”) on the same terms and conditions as were applicable under such UCP Option immediately prior to the effective time of the Merger (including vesting terms, conditions and schedules), with the number of shares of Century Communities Common Stock (rounded down to the nearest whole number of shares) subject to such Adjusted Option equal to the product of (i) the total number of shares of UCP Class A Common Stock underlying such UCP Option immediately prior to the effective time of the Merger, multiplied by (ii) the Equity Award Exchange Ratio (as defined below), and with the exercise price applicable to such Adjusted Option to equal the quotient (rounded up to the nearest whole cent) obtained by dividing (a) the exercise price per share applicable to such UCP Option immediately prior to the effective time, by (b) the Equity Award Exchange Ratio. In connection with the transactions contemplated by the Merger Agreement, UCP entered into amendments to employment agreements (“Employment Agreement Amendments”) with certain employees of UCP. The Employment Agreement Amendments became effective as of the consummation of the Merger. Under the Employment Agreement Amendments, such employees of UCP agreed to forfeit all of their outstanding UCP

Options, whether vested or unvested, upon the closing of the Merger. The UCP Options which are subject to the Employment Agreement Amendments represent all of the outstanding UCP Options as of the date of the Merger.

Furthermore, each restricted stock unit award with respect to shares of UCP Class A Common Stock (each, a “UCP Restricted Stock Unit”) that was outstanding immediately prior to the effective time of the Merger was automatically, and without any action on the part of the holder thereof, converted into a restricted stock unit award with respect to shares of Century Communities Common Stock, with the same terms and conditions as were applicable under such UCP Restricted Stock Unit immediately prior to the effective time of the Merger (including vesting and settlement terms, conditions and schedules), and relating to the number of shares of Century Communities Common Stock equal to the product of (i) the number of shares of UCP Class A Common Stock subject to such UCP Restricted Stock Unit immediately prior to the effective time, multiplied by (ii) the Equity Award Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares of Century Communities Common Stock.

The “Equity Award Exchange Ratio” means the sum of (i) 0.2309 plus (ii) the quotient obtained by dividing (a) $5.32 by (b) the average closing sale price of a share of Century Communities Common Stock as reported on the New York Stock Exchange for the five consecutive trading days ending on and including the second complete trading day immediately preceding the closing date of the Merger, rounded to the nearest ten-thousandth.

The following unaudited pro forma condensed combined statement of operations of Century Communities for the year ended December 31, 2017 gives effect to the Merger as if it had been consummated on January 1, 2017, the beginning of the earliest period presented, and has been developed from and should read in conjunction with the audited consolidated financial statement of Century Communities contained in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017. UCP’s historical results are for the period from January 1, 2017 through August 4, 2017, the date of the Merger.

As the acquired assets and assumed liabilities of UCP are included in Century Communities’ consolidated balance sheet as of December 31, 2017, no pro forma adjustments are required to our historical financial position as of December 31, 2017.

The historical financial information is adjusted in the unaudited pro forma condensed combined statement of operations to give effect to unaudited pro forma adjustments that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the unaudited pro forma condensed combined statement of operations, expected to have a continuing impact on the consolidated operating results. The unaudited pro forma condensed combined financial statements include certain pro forma adjustments that are intended to provide information about the continuing impact of the Merger on Century Communities’ results of operations. The pro forma adjustments reflect the following:

•	exchange of each share of UCP Class A Common Stock for 0.2309 of a share of Century Communities Common Stock;

•	alignment of UCP’s accounting policies to Century Communities’ accounting policies;

•	transaction costs in connection with the Merger;

•	impact of purchase accounting; and

•	tax effect of pro forma adjustments at the U.S. federal and state income tax statutory rate.

The unaudited pro forma adjustments included herein are based on currently available information, and may be revised as additional information becomes available and as additional analyses are performed. The unaudited pro forma condensed combined statement of operations does not reflect the expected benefits to be derived from synergies and cost reduction actions expected to be implemented in connection with the Merger, or the impact of one-time non-recurring costs relating to the Merger, including the costs to achieve expected synergies and cost savings. These revisions, if any, could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and Century Communities’ future results of operations and financial position.

The unaudited pro forma condensed combined statement of operations reflects adjustments that, in the opinion of Century Communities’ management, are necessary to present fairly the unaudited pro forma condensed combined results of operations for the year ended December 31, 2017. Certain amounts in the UCP historical financial statements have been reclassified to conform to Century Communities’ presentation, including “Sales and marketing” presented in “Selling, general, and administrative”, and “Impairment on real estate” presented in “Cost of home sales revenues”, in the unaudited pro forma condensed combined statement of operations.

The following unaudited pro forma condensed combined financial statements constitute forward-looking information and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.

Century Communities, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2017

(in thousands, except share and per share amounts)
	Historical Century Communities	Historical UCP Inc.	Pro Forma Adjustments		Pro Forma Combined
Revenues
Homebuilding revenues
Home sales revenues	$1,405,443	$246,717	$—		$1,652,160
Land sales and other revenues	8,503	496	—		8,999

	1,413,946	247,213	—		1,661,159
Financial services revenue	9,853	—	—		9,853

Total revenues	1,423,799	247,213	—		1,671,012
Homebuilding Cost of Revenues
Cost of home sales revenues	(1,153,359)	(200,250)	5,161	(a)	(1,334,595)
			13,853	(b)
			—	(c)
Cost of land sales and other revenues	(6,516)	(641)	—		(7,157)

	(1,159,875)	(200,891)	19,014		(1,341,752)
Financial services costs	(8,664)	—	—		(8,664)
Selling, general, and administrative	(176,304)	(33,615)	—		(209,919)
Acquisition expense	(9,905)	(10,934)	9,591	(d)	(314)
			10,934	(d)
Equity in income of unconsolidated subsidiaries	12,176	—	—		12,176
Other income (expense)	2,937	518	—		3,455

Income before income tax expense	84,164	2,291	39,539		125,994
Income tax expense	(33,869)	(592)	(13,839	)(e)	(48,300)

Net income before noncontrolling interests	50,295	1,699	25,700		77,694
Net income (loss) attributable to noncontrolling interest	—	1,298	(1,298	)(f)	—

Net income available to common stockholders	$50,295	$401	$26,998		$77,694

Earnings per share:
Basic	$2.06				$2.71 (g)
Diluted	$2.03				$2.68 (g)
Weighted average common shares outstanding:
Basic	24,280,871				28,456,725 (g)
Diluted	24,555,509				28,760,635 (g)

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

On August 4, 2017, Century Communities, Inc., a Delaware corporation (“Century Communities”), completed a Merger with UCP, Inc., a Delaware corporation (“UCP”). As a result of the Merger, Casa Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Century Communities, together with the legacy business and subsidiaries of UCP, became direct and indirect wholly-owned subsidiaries of Century Communities.

Contemporaneously with the Merger, each issued and outstanding share of Class A Common Stock, par value $0.01 per share, of UCP (“UCP Class A Common Stock”) was converted into the right to receive (i) $5.32 in cash, without any interest thereon, and (ii) 0.2309 of a duly authorized, fully paid and non-assessable share of common stock, par value $0.01 per share, of Century Communities (“Century Communities Common Stock”). No fractional shares of Century Communities Common Stock were issued in the Merger, and UCP stockholders received cash in lieu of any fractional shares.

The accompanying unaudited pro forma condensed combined financial statements present the pro forma results of operations of the combined company based upon the historical financial statements of Century Communities and UCP, after giving effect to the Merger and adjustments described in these notes, and are intended to reflect the impact of the Merger on Century Communities’ consolidated financial statements. The accompanying unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies expected to result from the Merger. Certain amounts in the historical consolidated financial statements of UCP have been reclassified to conform to the Century Communities’ presentation, including “Sales and marketing” presented in “Selling, general, and administrative”, and “Impairment on real estate” presented in “Cost of home sales revenues”, in the unaudited pro forma condensed combined statement of operations.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 gives effect to the Merger as if it had been consummated on January 1, 2017, the beginning of the earliest period presented.

As the acquired assets and assumed liabilities of UCP are included in Century Communities’ consolidated balance sheet as of December 31, 2017, no pro forma adjustments are required to our historical financial position as of December 31, 2017.

The valuation of the assets and liabilities in these unaudited pro forma condensed combined financial statements is based upon a purchase price of the net assets of approximately $209.0 million, inclusive of acquired cash and cash equivalents. This amount was derived as described above and outlined below in accordance with the Merger Agreement, based on the outstanding shares of UCP Class A Common Stock at August 4, 2017.

The purchase price, inclusive of cash acquired, was calculated as follows:

UCP shares (including noncontrolling interest) as of August 3, 2017	18,085
Cash paid per share	$5.32

Cash consideration	$96,213
Cash consideration pertaining to stockholder exercising appraisal rights	$3,937

Total cash consideration	$100,150

UCP shares (including noncontrolling interest) as of August 3, 2017	18,085
Exchange ratio	0.2309

Number of shares of Century Communities Common Stock issued	4,176
Closing price of Century Communities Common Stock on August 3, 2017	$25.80

Consideration attributable to common stock	$107,737

Total replacement award value	$1,149

Total equity consideration	$108,886

Total consideration in cash and equity	$209,036

The following table summarizes the initial estimate of the fair value of assets acquired and liabilities assumed as of the date of the Merger (in thousands):

Cash and cash equivalents	$20,264
Accounts receivable	7,248
Inventories	395,557
Prepaid expenses and other assets	6,988
Property and equipment, net	717
Deferred tax asset, net	7,931
Goodwill	5,092

Total assets	$443,797

Accounts payable	$10,712
Accrued expenses and other liabilities	71,130
Notes payable	152,919
Total liabilities	234,761

Purchase price / Net equity	$209,036

The preliminary purchase price allocation has been used to prepare the pro forma adjustments in the pro forma condensed combined statement of operations. The purchase price accounting reflected above is preliminary and is based upon estimates and assumptions that are subject to change within the measurement period (up to one year from the acquisition date). The measurement period remains open pending the completion of valuation procedures related to the acquired assets and assumed liabilities including inventories and our deferred tax asset.

The unaudited pro forma condensed combined statement of operations reflects the following adjustments:

(a)

Inventories Owned: Acquired UCP inventories owned (excluding homes under construction and model homes) were adjusted to their estimated fair value in accordance with ASC Topic 820, Fair Value Measurements and Disclosures under a land residual value analysis. Under the land residual value analysis, we estimated what a willing buyer would pay and what a willing seller would sell a parcel of land for (other than in a forced liquidation) in order to generate a market rate gross margin based on projected revenues, costs to develop land, and costs to construct homes within a community. The gross margin used to calculate land residual values and related fair values was generally consistent with Century Communities’ historical margins. This evaluation and the assumptions used by Century Communities’ management to determine fair value required a substantial degree of judgment, especially with respect to real estate projects that have a substantial amount of development to be completed, have not started selling or are in the early stages of sales, or are longer-term in duration. This analysis resulted in a step-down of the inventories owned of $34.4 million. Due to the inherent uncertainty in the estimation process, significant volatility in the demand for new housing, and the availability of mortgage financing for potential homebuyers, the fair value of the inventory to be acquired in the Merger may fluctuate.

The step-down in inventories owned is reflected in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2017 as a decrease in cost of home sales revenues of $5.2 million. The adjustments to the unaudited pro forma condensed combined statement of operations represent the anticipated recognition of the step-down in inventories owned based upon UCP’s acquired lot supply, which represented a six to seven year supply of inventory. Accordingly, we estimated approximately 15% of the step-down in inventory will be amortized into cost of home sales revenues for the year ended December 31, 2017. As no benefit for the step down in inventories owned was recognized in our historical statement of operations, no pro forma adjustment is required to reverse historical amortization.

(b)	Homes Under Construction and Model Homes: Acquired UCP homes under construction and model homes were adjusted to increase their estimated fair value by $19.2 million using the income approach. Revenues associated with the contract with the homebuyer are projected over the life of the contract and cost of home sales and selling expenses are estimated using an expected operating margin based on remaining costs to construct and sell the homes. The step up of $19.2 million is not reflected in the unaudited pro forma condensed combined statement of operations, as it is estimated to be recognized within one year.

Pro forma adjustments have been made to remove $13.9 million of costs related to the fair value adjustments for homes under construction and model homes that are reflected in the historical financial statements of Century Communities as they are non-recurring charges which result directly from the Merger.

(c)	Interest: In connection with the Merger, in May 2017, Century Communities issued $400 million in aggregate principal amount of its 5.875% Senior Notes due 2025, pursuant to a private offering. Upon the closing of the Merger, Century Communities repaid UCP’s outstanding indebtedness of $152.9 million. No pro forma adjustment has been made to interest expense for these transactions, as pro forma inventories are in excess of the pro forma notes payable and revolving line of credit, and accordingly, 100% of pro forma interest expense is capitalized to inventories. Further, no pro forma adjustment has been made to cost of homes sales revenue for additional interest in cost of sales as any incremental per unit cost as a result of these transactions is not material to the condensed combined pro forma statement of operations.

(d)	Transaction Costs: Century Communities and UCP incurred expenses for the Merger of approximately $9.6 million and $10.9 million, respectively, included in the historical financial statements of the companies for the year ended December 31, 2017. These costs include fees for investment banking services, legal, accounting, due diligence, tax, valuation, printing and other various services necessary to complete the Merger. These expenses are reflected as adjustments in the unaudited pro forma condensed combined statement of operations as they are non-recurring charges which result directly from the Merger.

(e)	Income Taxes: The pro forma adjustment to increase income tax expense by $7.0 million for the year ended December 31, 2017 is based upon the net pro forma impact the Merger has upon historical taxable income using an income tax rate of 35%.

(f)	Net Income Attributable to Non-Controlling Interests: Immediately prior to the closing of the Merger, PICO Holdings, Inc., the majority stockholder of UCP, held 10.6 million Series A Units of UCP, LLC, which were exchangeable for 10.6 million shares of UCP Class A Common Stock. The exchange of all Series A Units of UCP, LLC held by PICO into shares of UCP Class A Common Stock was a required condition to the closing of the Merger. Income attributable to Series A Units of UCP, LLC held by PICO is reflected in the historical financial statements of UCP, Inc. as net income attributable to the noncontrolling interest. Subsequent to the Merger, all subsidiaries of Century Communities will be wholly-owned, and a pro forma adjustment has been made to eliminate the net income attributable to the noncontrolling interest in the unaudited pro forma condensed combined statement of operations.

(g)	Earnings per Share: The unaudited pro forma combined basic and diluted earnings per share for the periods presented are based on the basic and diluted weighted-average number of outstanding shares after taking into account the shares issued in connection with the Merger, as well as the application of the two-class method of calculating earnings per share, as Century Communities’ non-vested restricted stock awards have non-forfeitable rights to dividends, and accordingly represent a participating security. The two-class method is an earnings allocation method under which EPS is calculated for each class of common stock and participating security considering both dividends declared (or accumulated) and participation rights in undistributed earnings as if all such earnings had been distributed during the period. The denominator includes the 4.2 million shares of Century Communities Common Stock that were issued in connection with the Merger and assumes that they were outstanding for the entire period.

The following table sets forth the computation of pro forma basic and diluted earnings per share for the year ended December 31, 2017 (in thousands, except share and per share information):

Year Ended December 31, 2017
Numerator
Pro forma net income	$77,694
Less: Pro forma undistributed earnings allocated to participating securities	(507)

Pro forma net income allocable to common stockholders	$77,187

Denominator
Pro forma weighted average common shares outstanding—basic	28,456,725
Pro forma dilutive effect of restricted stock units	303,910

Pro forma weighted average common shares outstanding—diluted	28,760,635

Pro forma earnings per share:
Pro forma—Basic	$2.71
Pro forma—Diluted	$2.68

Century Communities, Inc.

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